Exhibit 99.1

Armata Pharmaceuticals Receives FDA Qualified Infectious Disease Product (QIDP) Designation

for AP-SA02

Intravenous use as a QIDP for adjunct treatment of complicated bacteremia caused by Staphylococcus aureus

QIDP Designation provides for five years of market exclusivity and the potential for fast track and priority review

LOS ANGELES, Calif., February 23, 2026 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced that the U.S. Food and Drug Administration (the “FDA”) has granted AP-SA02, the Company’s Staphylococcus aureus (“S. aureus”) multi-phage product candidate, for intravenous use as a Qualified Infectious Disease Product (“QIDP”) for adjunct treatment of complicated bacteremia caused by methicillin-sensitive S. aureus (“MSSA”) or methicillin resistant S. aureus (“MRSA”).

“The FDA’s decision to grant QIDP designation to AP-SA02 underscores the urgent need for innovative antibacterial therapies to address serious and drug-resistant S. aureus infections,” said Dr. Deborah Birx, Chief Executive Officer of Armata. “This designation recognizes the potential of AP-SA02 and supports our mission to advance bacteriophage-based therapies to patients with unmet medical needs through efficient, rigorously designed, randomized controlled clinical trials. We look forward to continuing to work closely with the FDA to prepare for the Phase 3 superiority study that we plan to initiate in the second half of this year.”

To achieve QIDP designation, a drug candidate must be intended to treat serious or life-threatening infections, particularly those caused by bacteria and fungi that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. The QIDP designation makes AP-SA02 eligible to benefit from certain incentives for the development of new antibacterials provided under the Generating Antibiotic Incentives Now (GAIN) Act, including an additional five-year extension of Hatch-Waxman market exclusivity. Further, the QIDP designation makes AP-SA02 eligible for Fast Track status, which provides an opportunity for more frequent meetings and communication with the FDA, priority and rolling review, leading to potential accelerated approval of its Biologics License Application. The Company plans to submit to the FDA a request for Fast Track Designation for AP-SA02.

About AP-SA02

Armata is developing AP-SA02, a fixed multi-phage phage cocktail, for the treatment of complicated bacteremia caused by S. aureus, including MSSA and MRSA strains. The diSArm study (NCT05184764) was a Phase 1b/2a, multicenter, randomized, double-blind, placebo-controlled, multiple ascending dose escalation study of the safety, tolerability, and efficacy of intravenous AP-SA02 in addition to best available antibiotic therapy (“BAT”) compared to BAT alone (placebo) for the treatment of adults with complicated S. aureus bacteremia. Positive results of the Phase 2a diSArm study were highlighted in a late-breaking oral presentation at IDWeek 2025™ in October 2025. The Phase 1b/2a clinical development of AP-SA02 was partially supported by a $26.2 million Department of Defense (DoD) award, received through the Medical Technology Enterprise Consortium (MTEC) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program. The Company plans to advance AP-SA02 into a Phase 3 superiority study in complicated S. aureus bacteremia, anticipated to initiate in the second half of 2026.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, S. aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata's planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569